Calculation of Registration Fee
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
VelocityShares Daily Inverse VIX Short Term ETN Linked to the S&P 500 VIX Short-Term Futures IndexTM due December 4, 2030	$3,743,687.50	$510.64

Filed pursuant to Rule 424(b)(2) and Rule 424(b)(8)

Registration Statement No. 333-180300-03

January 18, 2013

Pricing Supplement Addendum No. 357 dated January 18, 2013

To the Pricing Supplement No. VLS ETN-1/A18 dated January 10, 2013

Prospectus Supplement dated March 23, 2012

and Prospectus dated March 23, 2012

VelocityShares Daily Inverse VIX Short Term ETN Linked to the S&P 500 VIX Short-Term Futures IndexTM due December 4, 2030 ("ETNs")

Issuer:	Credit Suisse AG, acting through its Nassau Branch

CUSIP/ISIN:	22542D795/US22542D7957

NYSE Arca Ticker Symbol:	XIV

Aggregate Offering Price of ETNs:	$3,743,687.50

Public Offering Price per ETN:	$21.3925

Principal Amount of ETNs:	$1,750,000

Principal Amount per ETN:	$10.00

Trade Date:	January 18, 2013

Settlement Date:	January 22, 2013

Agent:	Credit Suisse Securities (USA) LLC (“CSSU”), an affiliate of the Issuer

Proceeds to Issuer:	100.00% of the Aggregate Offering Price

Agent’s Discount and Commission:	0.00%. However, CSSU is expected to charge normal commissions for the purchase of the ETNs and may receive all or a portion of the investor fee. In addition, CSSU our agent for any redemption at the investor’s option may charge investors a fee of up to 0.05% times the Closing Indicative Value of the ETN on the applicable valuation date, per ETN redeemed. For a further description of the fees and commissions payable pertaining to the ETNs please see the section entitled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying pricing supplement.

You may lose some or all of your principal if you invest in the ETNs. See “Risk Factors” beginning on page PS-26 of the accompanying pricing supplement for risks relating to an investment in the ETNs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement addendum, or the accompanying pricing supplement, prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense. The ETNs are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse